As filed with the Securities and Exchange Commission on October 6, 2023.

Registration No. 333-274518

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1

to

FORM F-1

REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933

Bruush Oral Care Inc.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	3843	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

128 West Hastings Street, Unit 210

Vancouver, British Columbia V6B 1G8

Canada

(844) 427-8774

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joseph M. Lucosky, Esq.

Lahdan S. Rahmati, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(732) 395-4496

jlucosky@lucbro.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission, or “SEC”, is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER [●], 2023

Up to 1,582,566 Shares of Common Shares

This prospectus relates to the offer and sale, from time to time, by the Selling Securityholders named herein (the “Selling Securityholders”) of an aggregate of up to 1,582,566 of common shares without par value (“Common Shares”) of Bruush Oral Care Inc. (the “Company”).

The Selling Securityholders may sell Common Shares at market prices prevailing at the times of sale, prices related to the prevailing market prices or negotiated prices. The Selling Securityholders may offer Common Shares to or through underwriters, dealers or other agents, directly to investors or through any other manner permitted by law, on a continued or delayed basis. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, and the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses they incur in sale of the securities. See “Plan of Distribution”.

We are not selling any securities in this offering, and we will not receive any proceeds from the sale of any securities by the Selling Securityholders. The registration of the securities covered by this prospectus does not necessarily mean that any of these securities will be offered or sold by the Selling Securityholders. The timing and amount of any sale is within the Selling Securityholders’ sole discretion, subject to certain restrictions. To the extent that such Selling Securityholders sell any securities, such holder may be required to provide you with this prospectus identifying and containing specific information about the Selling Securityholders and the terms of the securities being offered.

The Selling Securityholders and intermediaries through whom the securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Our Common Shares and warrants are quoted on The Nasdaq Stock Market (“Nasdaq”) under the trading symbols “BRSH” and “BRSHW”, respectively. On October 4, 2023, the closing price of our Common Shares on Nasdaq was $1.02 per share, and the closing price of our warrants on Nasdaq was $0.01 per warrant. On September 21, 2023, the Nasdaq Hearings Panel (the “Panel”) held on a hearing to consider our appeals of Nasdaq’s determination that we were not in compliance with the minimum stockholders’ equity requirement for continued listing and its determination to delist our securities. At the hearing, we presented our plan for regaining and sustaining compliance with Nasdaq’s continued listing requirements. On October 2, 2023, the Company received a letter from the Nasdaq notifying the Company that the Panel has granted an exception to the Company for continued listing on the Nasdaq, subject to the Company demonstrating compliance with the minimum stockholders’ equity rule on or before December 31, 2023. The Panel reserves the right to reconsider the terms of this exception based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company’s securities on Nasdaq inadvisable or unwarranted.

Unless otherwise noted, the share and per share information in this prospectus reflects a 1-for-25 reverse stock split of our outstanding Common Shares effective as of August 1, 2023.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in the Common Shares and our Company. See “Risk Factors” incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

We are a “foreign private issuer” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2023

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About This Prospectus

Neither we nor the Selling Securityholder have authorized anyone to provide information different from or additional to that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. The Selling Securityholder named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. Neither we nor the Selling Securityholder take any responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus, and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our securities in this offering means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy these shares in any circumstances under which such offer or solicitation is unlawful.

Our financial statements included or incorporated by reference into this prospectus have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. None of the financial statements included herein were prepared in accordance with generally accepted accounting principles in the United States, or US GAAP. IFRS differs from US GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

The Selling Securityholder is offering to sell the Common Shares, and seeking offers to buy Common Shares, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

For investors outside of the United States: Neither we nor the Selling Securityholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

Throughout this prospectus, unless otherwise designated or the context requires otherwise, the terms “we”, “us”, the “Company”, and “our” refer to Bruush Oral Care Inc. Unless the context requires otherwise, all references to our financial statements mean the financial statements of our Company included herein.

Enforcement of Civil Liabilities

We are a company incorporated under the law of British Columbia, Canada. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

Cautionary Note Regarding Forward-Looking Statements

We discuss in this prospectus our business strategy, market opportunity, capital requirements, product introductions and development plans and the adequacy of our funding. These statements, and other statements contained in this prospectus, which are not historical facts, are also forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

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Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the Company.

We caution investors against placing undue reliance on forward-looking statements presented in this prospectus, or that we may make orally or in writing from time to time, which are based on the beliefs of, assumptions made by, and information currently available to, us. These forward-looking statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not a guarantee of future performance, and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements, which are based only on known results and trends at the time they are made, to anticipate future results or trends. Certain risks are discussed in this prospectus and also from time to time in our other filings with the U.S. Securities and Exchange Commission (“SEC”). For additional information regarding risk factors that could affect the Company’s projections, see the “Risk Factors” section in our Annual Report on Form 20-F for the year ended October 31, 2022 incorporated by reference herein, and as may be included from time-to-time in our reports filed with the SEC which will be accessible at www.sec.gov, and which you are advised to consult.

This prospectus and all subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The forward-looking statements speak only as of the time of such statements and we do not undertake or plan to update or revise such forward-looking statements as more information becomes available or to reflect changes in expectations, assumptions or results, except as and to the extent required by applicable securities laws. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in our Annual Report on Form 20-F for the year ended October 31, 2022 incorporated by reference in this prospectus, could materially and adversely affect our results of operations, financial condition, liquidity, and our future performance.

Industry Data and Forecasts

This prospectus contains data related to the oral healthcare products industry in Canada and the United States. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The oral healthcare products industry may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Common Shares. In addition, the rapidly changing nature of the oral healthcare products industry and consumer preferences subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we have previously filed with it into our registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus, except for information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus until the termination of the offering of securities described herein.

We hereby incorporate by reference the following documents and information:

●	our Annual Report on Form 20-F for the year ended October 31, 2022, filed on March 10, 2023;

●	our Reports of Foreign Issuer on Form 6-K furnished to the SEC on March 21, 2023, March 21, 2023, March 22, 2023, May 12, 2023, June 23, 2023, July 31, 2023, August 23, 2023, September 7, 2023, September 14, 2023, October 5, 2023 and October 6, 2023.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

Potential investors, including any beneficial owner, may obtain a copy of any of the documents summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings incorporated by reference herein without charge by written or oral request directed to:

Bruush Oral Care Inc.

Attention: Aneil Manhas

128 West Hastings Street, Unit 210

Vancouver, British Columbia V6B 1G8

Canada

(844) 427-8774

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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Prospectus Summary

The following summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should carefully read this prospectus in its entirety before investing in our securities, including the sections entitled “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference in our Annual Report on Form 20-F for the year ended October 31, 2022 and our Reports of Foreign Issuer on Form 6-K furnished to the SEC on September 14, 2023 for the six months ended April 30, 2023.

Unless otherwise noted, the share and per share information in this prospectus reflects a 1-for-25 reverse stock split of our outstanding Common Shares effective as of August 1, 2023.

This summary highlights certain information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes incorporated by reference herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” References to “we,” “our,” “Bruush,” and the “Company” refer to Bruush Oral Care Inc.

Our Company

Overview

The Company, incorporated under the Business Corporations Act of British Columbia on October 10, 2017 under the name “Bruush Oral Care Inc.”, is on a mission to inspire confidence through brighter smiles and better oral health. Founded by Chief Executive Officer, Aneil Manhas, a former investment banker and private equity investor turned entrepreneur, we are an oral care company that is disrupting the space by reducing the barriers between consumers and access to premium oral care products because it is our belief that high-quality oral care products should be more accessible. We are an e-commerce business with a product portfolio that currently consists of a sonic-powered electric toothbrush kit and brush head refills. Through our website, consumers can purchase a Brüush starter kit (the “Brüush Kit”), which includes: (i) the Brüush electric toothbrush (the “Brüush Toothbrush”); (ii) three brush heads; (iii) a magnetic charging stand and USB power adapter; and (iv) a travel case. We also sell the brush heads separately which come in a three-pack (the “Brüush Refill”) and can be purchased on a subscription basis, where the customer will automatically receive a Brüush Refill every six months (the “Subscription”). We consider a Subscription to be active (an “Active Subscription”) until it is either cancelled by the customer or terminated due to payment failure (for example, a lost or expired credit card). Currently, we have almost 40,000 Active Subscriptions in our program. Later this year, we plan to expand our portfolio with the launch of several new subscription-based consumable oral care products, including toothpaste, mouthwash, dental floss, a whitening pen, as well as an electric toothbrush designed for kids.

Recent Developments

October 2023 Private Placement

On October 2, 2023, Bruush Oral Care Inc. (the “Company”) entered into a private placement transaction (the “October 2023 Private Placement”), pursuant to a Securities Purchase Agreement (the “Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with an institutional investor, Generating Alpha Ltd. (the “Purchaser”) for aggregate gross proceeds of $5,010,000, before deducting fees to the placement agent and other expenses payable by the Company in connection with the October 2023 Private Placement. EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) acted as the exclusive placement agent for the October 2023 Private Placement, which closed on October 2, 2023.

As part of the October 2023 Private Placement, the Company will issue to the Purchaser 79,724 Common Shares, a prefunded common share purchase warrant (the “Prefunded Warrant”) to purchase 7,181,146 Common Shares, and a common share purchase warrant (the “Warrant” and together with the Prefunded Warrant, the “Warrants”) to purchase 8,350,000 Common Shares. The Warrants have a term of five years from the date of issuance and an exercise price of $0.0001 per share.

To secure performance of the Company’s obligations pursuant to the Agreement, the Company executed a Confession of Judgment (the “Confession of Judgment”), whereby the Company confessed judgment in favor of the Purchaser in an amount equal to the fair market value of the common shares of the Company that the Purchaser submitted an exercise notice under either the Pre-Funded Warrant or the Warrant.

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The Company issued and sold the Warrant Common Shares issuable upon exercise of the Warrants in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(a)(2) thereof and Rule 506 thereunder.

In connection with the October 2023 Private Placement, the Company entered into a Waiver and Notice Letter with Target Capital 14, LLC (“Target Capital”) (the “Waiver and Notice Letter”), whereby the Company requested that Target Capital waive certain provisions of the securities purchase agreement between the Company and Target Capital, dated June 26, 2023 and the related convertible note in the initial principal amount of $3,341,176 in exchange for the Company issuing to Target Capital a prefunded warrant to purchase 1,000,000 Common Shares (the “Waiver Warrant”).

The descriptions of the Agreement, Registration Rights Agreement, Pre-Funded Warrant, Warrant, Confession of Judgment and Waiver set forth above are qualified in their entirety by reference to the full text of those documents.

Credit Support Share Agreement

On August 25, 2023, the Company entered into a credit support fee agreement (the “Agreement”) with one of the Company’s shareholders, Yaletown Bros Ventures Ltd. (“YBV”), pursuant to which YBV agreed to provide for the Company an irrevocable standby letter of credit in the face amount of $2 million (the “Credit Support”). In consideration of the Credit Support, the Company agreed to issue to YBV Common Shares (the “Shares”), to be delivered as follows: (i) on September 25, 2023, a number of Common Shares equal to the initial amount of the Credit Support divided by the closing price of the Common Shares on September 22, 2023, and (ii) if the provision of Credit Support is ongoing as of September 25, 2023, for every succeeding week, an amount equal to 20% of the initial amount of the Credit Support divided by the closing price of the Shares on the last trading day prior to delivery of such Common Shares on each of October 3, 2023, October 10, 2023, October 17, 2023, and October 24, 2023.

Additionally, the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) coving the resale of any Common Shares issued under the Agreement as soon as reasonably practicable following the date of any issuance of shares thereunder, but in no event prior to (i) 60 days following such issuance if such 60th date is following the date of certain inducement letter entered into by the Company on August 22, 2023 (the “Inducement Effective Date”), or (ii) if such 60th is not following Inducement Effective Date, on the earliest SEC filing date following the Inducement Effective Date.

Reverse Stock Split

On August 1, 2023, the Company effected a 1-for-25 reverse stock split (the “Reverse Stock Split”) to comply with the Nasdaq’s minimum bid price requirement. As a result of the Reverse Stock Split, every 25 Common Shares issued and outstanding were exchanged for one Common Share. Immediately after the Reverse Stock Split became effective, the Company had approximately 511,368 Common Shares issued and outstanding.

Inducement Letter

As previously reported on December 20, 2022, the Company entered into a $3 million private placement transaction, pursuant to which the Company issued to certain investors (the “Holders”) Common Share purchase warrants (the “Existing Warrants”), each warrant exercisable for one share of Common Share. On August 22, 2023, the Company issued an offer letter to the Holders (the “Inducement Letter”), providing the Holders the opportunity to exercise for cash all or some of the Existing Warrants at an exercise price of $3.33 per Common Share in consideration for the issuance to each exercising Holder of a new Common Share purchase warrant (the “New Warrant”) exercisable at an exercise price of $3.33 per share for a number of Common Shares equal to 250% of the number of Common Shares issued in connection with the Inducement Letter. The New Warrants are exercisable up to 5:00 P.M., New York City time, on June 9, 2028. In connection with the Inducement Letter, the Holders elected to exercise Existing Warrants for 633,026 Common Shares. As a result of such exercise, New Warrants exercisable for an aggregate 1,582,566 Common Shares were issued.

June 2023 Private Placement

On June 26, 2023, the Company completed its issuance of an unsecured convertible note with a principal aggregate amount of $3,341,176 (the “June 2023 Note”) to the Selling Securityholder (the “June 2023 Private Placement”). The June 2023 Note will mature on June 26, 2024 and, if any Event of Default occurs an interest rate equal to 20% per annum shall immediately accrue which shall be paid in cash monthly to the Selling Securityholder until the Event of Default is cured. The conversion price in effect on any Conversion Date shall be equal to (i) for the first nine (9) months following the date hereof, shall be $0.25, or $6.25 after giving effect to the Reverse Stock Split, which amount may adjusted by mutual agreement by the parties; and (ii) following the nine (9) month anniversary of the date hereof, 90% of the lowest closing price of the Company’s shares for the previous three (3) Trading Days prior to the conversion date (the “Conversion Price”); provided, however, that such price shall in no event be less than $0.15, or $3.75 after giving effect to the Reverse Stock Split. Consequently, a maximum of 890,980 Common Shares are issuable by the Company upon conversion of the June 2023 Note. The June 2023 Note contains customary and standard representations and warranties, and covenants.

In connection with the issuance of the June 2023 Note, the Company entered into a securities purchase agreement and a registration rights agreement with the Selling Securityholder and issued a common share purchase warrant to purchase 400,941 Common Shares (the “Purchase Warrant”), with an Exercise Price of $0.001 or on a cashless basis, to the Selling Securityholder. Pursuant to the Registration Rights Agreement, the Company must file a registration statement covering the resale of such number of shares equal to 200% of the number of Common Shares issuable upon conversion of the June 2023 Note and the exercise of the Purchase Warrant, or a total of 2,583,842 Common Shares. The June 2023 Private Placement was effected in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder.

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March 2023 Promissory Note

On March 20, 2023, the Company closed its issuance of an unsecured promissory note in the principal amount of $2,749,412 (the “Note”) to the Selling Securityholder (the “March 2023 Note”). The March 2023 Note was issued at an original issue discount of 15% and set to mature on July 18, 2023. On June 26, 2023, the Company and the Selling Securityholder entered into the June 2023 Note and cancelled the March 23 Promissory Note in its entirety. As a result, the Company has no obligations pursuant to the March 2023 Note.

December 2022 Private Placement

On December 9, 2022, the Company closed a private placement of 2,966,667 units not reflecting the Reverse Stock Split and 1,950,001 pre-funded units not reflecting the Reverse Stock Split (the units and pre-funded units together, the “Units”) at a purchase price of $0.60 per Unit not reflecting the Reverse Stock Split (the “December Private Placement”) for aggregate gross proceeds of approximately $3 million, before deducting fees to the placement agent and other expenses payable by the Company. The December Private Placement was effected in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder.

Each Unit is comprised of one Common Share (or pre-funded funded warrant) and one non-tradable warrant (each, a “December Warrant,” and collectively, the “December Warrants”) exercisable for one Common Share at a price of $0.60 (not reflecting the Reverse Stock Split) subject to adjustment. The December Warrants are exercisable for five and one-half (5.5) years from the date of issuance. Each pre-funded warrant is exercisable by the holder for one Common Share at an exercise price of $0.001 per share.

The Company intends to use the net proceeds from the December Private Placement for working capital, growth capital and other general corporate purposes.

On December 7, 2022, the Company entered into a Securities Purchase Agreement and Registration Rights Agreement with institutional investors and into a Placement Agent Agreement with Aegis Capital Corp. (“Aegis”) as the exclusive placement agent in connection with the December Private Placement. Pursuant to the Placement Agent Agreement, Aegis was paid a commission equal to 10.0% for the placement of the securities sold at closing and 10.0% of the proceeds from the exercise of Warrants, and a non-accountable expense allowance equal to 3.0% of the amount of securities sold at closing.

Pursuant to the Registration Rights Agreement, the Company filed a registration statement on Form F-1 with the SEC to register the shares issuable upon exercise of the Warrants for resale. The Registration Statement was declared effective on January 17, 2023.

Each of the Company’s executive officers, directors and 10% or more shareholder entered into a lock-up agreement pursuant to which each agreed not to sell or transfer any securities of the Company held by them for a period commencing on December 9, 2022 and ending ninety (90) days thereafter, subject to limited exceptions.

Nasdaq Notice

Minimum Bid Price Requirement

On January 20, 2023, the Company received written notice (the “January 2023 Notice”) from the Nasdaq Stock Market, LLC (“Nasdaq”) that, based on the closing bid price of the Common Shares for the last 30 consecutive trading days, the Company no longer complied with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”), and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive trading days.

On July 20, 2023, Nasdaq notified the Company that Nasdaq has determined that the Company’s securities will be delisted from Nasdaq in accordance with Listing Rules Listing Rule 5450(a)(1), 5810(c)(3)(A) and 5550(b)(1) unless the Company appeals the delisting determination. On July 27, 2023, the Company appealed such determination and requested a hearing. The hearing has been scheduled for September 21, 2023. To regain compliance, the closing bid price of the Company’s common shares must meet or exceed $1.00 per share for a minimum of ten consecutive trading days during this period.

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On August 1, 2023, the Company effected the Reverse Stock Split to comply with the Nasdaq’s minimum bid price requirement. As a result of the Reverse Stock Split, every 25 Common Shares issued and outstanding were exchanged for one Common Share. Immediately after the Reverse Stock Split became effective, the Company had approximately 511,368 Common Shares issued and outstanding. The Reverse Stock Split was primarily intended for the Company to regain compliance with the Minimum Bid Requirement.

The Company regained compliance with the Minimum Bid Price Requirement on August 15, 2023, by effecting the Reverse Stock Split on August 1, 2023 and the closing price per share of the Company’s common shares being at least $1.00 for 10 consecutive business days thereafter.

Minimum Stockholders’ Equity Requirement

On March 16, 2023, the Company received written notice (the “March 2023 Notice”) from the Listing Qualifications Department of the Nasdaq notifying the Company that, based on the Company’s stockholders’ equity as reported in the Company’s Annual Report on Form 20-F for the fiscal year ended October 31, 2022 filed with the Securities and Exchange Commission on March 10, 2023, the Company did not meet the minimum stockholders’ equity requirement (“Minimum Stockholders’ Equity Requirement”), or the alternatives of market value of listed securities or net income from continuing operations for continued listing of its securities on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1) (the “Rule”).

The March 2023 Notice has no immediate effect on the listing of the Company’s Common Shares or listing warrants on the Nasdaq Capital Market. As provided in the Rule and in the March 2023 Notice, the Company had 45 calendar days to submit a plan to regain compliance with the continued listing requirements under the Rule, and if the plan is accepted, Nasdaq can grant an extension of up to 180 days to evidence compliance. If the plan is not accepted, the Company would then be entitled to appeal to the Nasdaq Listing Qualifications Panel and request a hearing.

To regain compliance, the Company must meet one of the following alternatives: a minimum stockholders’ equity of $2.5 million, a minimum of $35 million in the market value of listed securities or a minimum net income from continuing operations of $500,000, and the Company must otherwise satisfy The Nasdaq Capital Market’s requirements for listing. The Company will consider various options available to regain compliance and maintain the listing of its securities on Nasdaq. There can be no assurance that the Company will be able to regain compliance with the Nasdaq Capital Market’s continued listing requirements or that Nasdaq will grant the Company a further extension of time to regain compliance, if applicable.

The Company submitted a plan (the “Submission”) to regain compliance with the Minimum Stockholders’ Equity Requirement on May 24, 2023, as supplemented with additional materials on June 9, 2023. Based on the Submission, Nasdaq informed the Company on June 14, 2023 (the “Notice”) that it had granted the Company an extension of time to regain compliance with the Rule. Under the terms of the extension, on or before September 12, 2023, the Company must complete certain proposed financing transactions and opt for one of the two alternatives provided by Nasdaq to evidence compliance with the Rule. If the Company fails to evidence compliance upon filing its periodic report for the period ended October 31, 2023 with the SEC and the Nasdaq, the Company may be subject to delisting. In the event the Company does not satisfy the terms set forth in the Notice, Nasdaq will provide written notification to the Company that its securities will be delisted. At such time, the Company may appeal such determination to the Panel.

On August 31, 2023, the Company received written notice from Nasdaq notifying the Company that, following the July 2023 Notice and in accordance with Nasdaq Listing Rule 5810(c)(2)(A), Nasdaq is no longer permitted to consider the Company’s Plan to regain compliance with the Minimum Stockholders’ Equity Requirement and that the Panel, at a hearing scheduled for September 21, 2023, will consider the Company’s appeal of the determination by Nasdaq to delist the Company’s securities.

On September 21, 2023, the Panel held on a hearing to consider our appeal of Nasdaq’s determination that we were not in compliance with the minimum stockholders’ equity requirement for continued listing and its determination to delisting our securities. At the hearing, we presented our plan for regaining and sustaining compliance Nasdaq’s continued listing requirements. On October 2, 2023, the Company received a letter from the Nasdaq notifying the Company that the Panel has granted an exception to the Company for continued listing on the Nasdaq, subject to the Company demonstrating compliance with the Rule on or before December 31, 2023. The Panel reserves the right to reconsider the terms of this exception based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company’s securities on the Nasdaq inadvisable or unwarranted.

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Audit Committee Requirement

On May 8, 2023, the Company received written notice (the “May 2023 Notice”) from the Listing Qualifications Department of Nasdaq notifying the Company that, as a result of the resignation of Brett Yormark from our board of directors and from the Audit Committee of our board of directors, the Company is not in compliance with Nasdaq Listing Rule 5605, including Rule 5605(c)(2), which requires the Audit Committee of our board of directors of a listed company to consist of at least three members, each of whom is an independent director under the Nasdaq Listing Rules and who meets heightened independence standards for Audit Committee members. The Audit Committee currently consists of two independent directors.

The May 2023 Notice has no immediate effect on the listing of the Common Shares on Nasdaq. The May 2023 Notice states that, consistent with Nasdaq Listing Rule 5605(c)(4), the Company is afforded a cure period to regain compliance until the earlier of (a) the Company’s next annual shareholders’ meeting or April 12, 2024 and (b) October 9, 2023, if the next annual shareholders’ meeting is held before such date. The Company has not yet scheduled its annual shareholders’ meeting.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company”, as defined in the US federal securities laws. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. Upon the effectiveness of the registration statement of which this prospectus forms a part, we will report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status under the Exchange Act, and we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information. See “Risk Factors – We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies”.

Both foreign private issuers and emerging growth companies are also exempt from certain executive compensation disclosure rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Even if we no longer qualify as an emerging growth company, so long as we remain a foreign private issuer, we will continue to be exempt from certain executive compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. See “Risk Factors – We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses”.

Corporate Information

The Company’s principal office is located at 128 West Hastings Street, Unit 210, Vancouver, British Columbia V6B 1G8. Our telephone number is (844) 427-8774. The SEC maintains an Internet site (http://www.sec.gov) that makes available reports and other information regarding issuers that file electronically with the SEC. The Company’s website address is www.bruush.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our securities.

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The Offering

This prospectus relates to the offer and sale from time to time of up to an aggregate of 1,582,566 Common Shares by the Selling Securityholder.

Securities being offered	The Selling Securityholders are offering up to 1,582,566 Common Shares.

Common Shares outstanding prior to this offering	1,594,492 Common Shares. (1)(2)

Common Shares outstanding after this offering	3,177,058 Common Shares. (1)(2)(3)(4)

Use of proceeds	We will not receive any proceeds from the sale of Common Shares by the Selling Securityholders. All of the net proceeds from the sale of our Common Shares will go to the Selling Securityholders as described below in the sections entitled “Selling Securityholder” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the Common Shares for the Selling Securityholders.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk.

You should carefully consider the information set forth in the “Risk Factors” section in our Annual Report on Form 20-F for the year ended October 31, 2022 incorporated by reference herein before deciding to invest in our securities.

Dividends	We do not anticipate paying dividends on our Common Shares for the foreseeable future.

(1)	Based on 1,594,492 Common Shares outstanding as of September 12, 2023, after giving effect to the Reverse Stock Split.
(2)	Assumes no exercise of any outstanding warrants or options, other than as described in footnote (3) below.
(3)	Assumes the New Warrants are exercised in full by the Selling Securityholders.
(4)	Excludes the Common Shares issuable upon conversion of the June 2023 Note and excludes the Common Shares issuable upon effectiveness of a Form F-1 Registration Statement filed with the SEC, File No. 333-272942 (“Registration Statement”), which, if such Registration Statement is declared effective by the SEC and all shares registered under the Registration Statement are sold, will increase Common Shares outstanding by 3,583,842 Common Shares.

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Capitalization

The following table sets forth our cash and capitalization as of April 30, 2023.

You should read the following table in conjunction with “Use of Proceeds” in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, each as incorporated by reference into this prospectus.

As of April 30, 2023
Cash	$194,321
Loan payable	$2,336,222
Warrant derivative	1,107,775

Share capital	24,889,414
Obligation to issue securities	283
Reserves	1,905,507
Accumulated deficit	(31,970,826)
Total stockholders’ equity	(5,175,622)
Total capitalization	$(1,731,625)

Outstanding warrants are classified as financial liabilities in the table above and are included in the warrant derivative line on the Company’s financial statements.

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Dividend Policy

Since inception, we have not declared or paid any dividends on our Common Shares. We do not have any current plans to pay any such dividends in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Because we do not anticipate paying any cash dividends on Common Shares in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

The determination to pay dividends will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual and legal restrictions and other factors that the board of directors may deem relevant.

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Use of Proceeds

The Company will not receive any proceeds from the sale of Common Shares by the Selling Securityholder. All proceeds from the sale of such shares will be paid directly to the Selling Securityholder.

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SELLING SECURITYHOLDER

The Common Shares being offered by the Selling Securityholders consist of 1,582,566 Common Shares issuable upon exercise of the New Warrants. For additional information regarding the issuance of the Common Shares, see “Prospectus Summary – Recent Developments – Inducement Letter”. We are registering our Common Shares in order to permit the Selling Securityholders to offer the Common Shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the registered shares issued pursuant to the Security Purchase Agreements, neither the Selling Securityholders nor any of the persons that control any of them has had any material relationships with us or our affiliates within the past three (3) years.

The table below lists the Selling Securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act (and the rules and regulations thereunder) of Common Shares offered hereby.

The second column lists the number of Common Shares beneficially owned by each of the Selling Securityholders before this offering (including shares which the Selling Securityholders have the right to acquire within 60 days, including upon conversion of any convertible securities).

The third column lists the Common Shares that may be offered by the Selling Securityholders pursuant to this prospectus.

The fourth and fifth columns list the number of Common shares beneficially owned by each Selling Securityholder and its percentage ownership after the offering (including shares which the Selling Securityholders have the right to acquire within 60 days, including upon conversion of any convertible securities), assuming the sale of all of the shares offered by each Selling Securityholder pursuant to this prospectus.

The amounts and information set forth below are based upon information provided to us by the Selling Securityholders as of October 4, 2023, except as otherwise noted below. The Selling Securityholders may sell all or some of the Common Shares it is offering, and may sell, unless indicated otherwise in the footnotes below, Common Shares otherwise than pursuant to this prospectus. The tables below assume the Selling Securityholders sells all of the shares offered by them in offerings pursuant to this prospectus, and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Selling Securityholder	Number of Shares Owned Before Offering	Shares Offered Hereby	Number of Shares Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering (1)
Armistice Capital, LLC (2)	821,967	749,850	72,117	2.27%
Sabby Volatility Warrant Master Fund, Ltd. (3)	473,910	449,910	24,000	0.8%
Walleye Opportunities Master Fund Ltd (4)	234,274	220,343	13,931	0.4%
Hudson Bay Master Fund Ltd. (5)	162,463	162,463	0	-
TOTAL	1,707,059	1,582,566	124,493	3.47%

(1)	Assumes that all Common Shares will be sold.
(2)	Includes 749,850 Common Shares issuable upon exercise of the New Warrant. The number of shares owned before the offering includes 72,117 Common Shares issuable upon exercise of warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(3)	Includes 449,910 Common Shares issuable upon exercise of the New Warrant. The number of shares owned before the offering includes 24,000 Common Shares issuable upon exercise of warrants. Sabby Management, LLC, in its capacity as the investment manager of Sabby Volatility Warrant Master Fund, Ltd., has the power to vote and the power to direct the disposition of all securities held by Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the Managing Member of Sabby Management, LLC. Each of Sabby Volatility Warrant Master Fund, Ltd., Sabby Management, LLC and Mr. Mintz disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.
(4)	Includes 220,343 Common Shares issuable upon exercise of the New Warrant. The number of shares owned before the offering includes 1,266 Common Shares and 12,665 Common Shares issuable upon exercise of warrants. Walleye Opportunities Master Fund Ltd is a private investment fund managed by Walleye Capital LLC. William England serves as the Chief Executive Officer of Walleye Capital LLC. As a result, Walleye Capital LLC and Mr. England has discretionary authority to vote and dispose of the shares held by Walleye Opportunities Master Fund Ltd and may be deemed to share voting and voting power with respect to these securities. Walleye Capital LLC and Mr. England disclaim any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Walleye Opportunities Master Fund Ltd is 2800 Niagara Lane North, Plymouth, MN 55447.
(5)	Includes 162,463 Common Shares issuable upon exercise of the New Warrant. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd. is Hudson Bay Capital Management LP 28 Havemeyer Place, 2nd Floor Greenwich, CT 06830.

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Description of COMMON SHARES

Common Shares

The following is a description of our Common Shares. You should read the material provisions of our Memorandum and Articles of Association as incorporated by reference to Item 10B of our Annual Report on Form 20-F into this prospectus.

All of our issued and outstanding Common Shares are fully paid and non-assessable. Our Common Shares are issuable in registered form and are issued when registered in our register of members. Holders of Common Shares are entitled to one vote in respect of each share held. The holders of Common Shares are entitled, out of any or all profits or surplus available for dividends, to receive, when, as and if declared by the directors, those dividends as may be declared from time to time in respect of Common Shares. Common Shares are not redeemable or retractable unless the board of directors determine otherwise, each holder of Common Shares will not receive a certificate evidencing such shares. Holders of Common Shares may freely hold and vote their shares.

We are authorized to issue an unlimited amount of Common Shares with no par value per share. Subject to the provisions of the Business Corporations Act (British Columbia) (“Business Corporations Act”) and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to common shares. No share may be issued at a discount except in accordance with the provisions of the Business Corporations Act and the Nasdaq. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

On August 1, 2023, the Company effected the Reverse Stock Split at a ratio of 1-for-25 to comply with the Nasdaq’s minimum bid price requirement. As a result of the Reverse Stock Split, every 25 Common Shares issued and outstanding were exchanged for one Common Share. If any fractional common shares are created as a result of the Consolidation, any fractional Common Share less than 0.50 will be cancelled and any fractional Common Share greater than 0.50 will be rounded up to the nearest whole Common Share. Immediately after the Reverse Stock Split became effective, the Company had approximately 511,368 Common Shares issued and outstanding.

Transfer Agent and Registrar

Our transfer agent and registrar is Endeavor Trust Corporation located at 702-777 Hornby Street, Vancouver, BC, V6Z 1S4. Their phone number is (604) 559-8880.

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Certain Material Tax Considerations

The following summary contains a description of some of the material Canadian and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Shares.

Certain U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of purchasing, owing and disposing of our Common Shares. This discussion is included for general informational purposes only, does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder, and does not constitute, and is not, a tax opinion for or tax advice to any particular U.S. Holder. The summary does not address any U.S. tax matters other than those specifically discussed. The summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations (including temporary regulations) issued thereunder, judicial decisions and administrative rulings and pronouncements and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described herein.

The discussion below applies only to U.S Holders holding shares of our Common Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address the tax consequences that may be relevant to U.S. Holders who, in light of their particular circumstances, may be subject to special tax rules, including without limitation:

●	insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, brokers or dealers in securities or foreign currencies, banks and other financial institutions, mutual funds, retirement plans, traders in securities that elect to mark-to-market, certain former U.S. citizens or long-term residents;
●	U.S. Holders that are classified for U.S. federal income tax purposes as partnerships and other pass-through entities and investors therein;
●	U.S. Holders who hold shares as part of a hedge, straddle, constructive sale, conversion, or other integrated or risk-reduction transaction, as “qualified small business stock,” within the meaning of Section 1202 of the Code or as Section 1244 stock for purposes of the Code;
●	U.S. Holders who hold shares through individual retirement or other tax-deferred accounts;
●	U.S. Holders that have a functional currency other than the U.S. dollar;
●	U.S. Holders who are subject to the alternative minimum tax provisions of the Code or the tax imposed by Section 1411 of the Code;
●	U.S. Holders who acquire shares pursuant to any employee share option or otherwise as compensation;
●	U.S. Holders required to accelerate the recognition of any item of gross income with respect to their holding of shares as a result of such income being recognized on an applicable financial statement; or
●	U.S. Holders who hold or held, directly or indirectly, or are treated as holding or having held under applicable constructive attribution rules, 10% or more of our shares, measured by voting power or value.

Any such U.S. Holders should consult their own tax advisors.

For purposes of this discussion, a “U.S. Holder” means a holder of Common Shares that is or is treated, for U.S. federal income tax purposes, as (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia or any entity treated as such for U.S. federal income tax purposes, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) the administration over which a U.S. court exercises primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control, or (B) that has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person under the Code.

If a partnership or other pass-through entity (including any entity or arrangement treated as such for purposes of U.S. federal income tax law) holds our shares, the tax treatment of a partner of such partnership or member of such entity will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other pass-through entities holding our shares, and any person who is a partner or member of such entities should consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the shares.

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Passive Foreign Investment Company Considerations

A non-U.S. corporation will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, if, in the case of any particular taxable year, either (i) 75% or more of its gross income for such taxable year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (based on an average of the quarterly values of the assets) during such taxable year is attributable to assets that produce or are held for the production of passive income. For this purpose, a foreign corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other non-U.S. corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock. In the PFIC analysis, cash is categorized as a passive asset, and the company’s un-booked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets.

Based upon our current income and assets and projections as to the value of our Common Shares, we do not presently expect that we will be classified as a PFIC for the 2023 taxable year or the foreseeable future. The determination of whether we will be or become a PFIC will depend upon the composition of our income (which may differ from our historical results and current projections) and assets and the value of its assets from time to time, including, in particular the value of its goodwill and other unbooked intangibles (which may depend upon the market value of our Common Shares from time to time and may be volatile). It is also possible that the IRS may challenge the classification or valuation of our assets, including goodwill and other unbooked intangibles, or the classification of certain amounts received by us, including interest earnings, which may result in our being, or becoming classified as, a PFIC for the 2023 taxable year, or future taxable years.

The determination of whether we will be or become a PFIC may also depend, in part, on how, and how quickly, we use liquid assets and the cash proceeds of this offering or otherwise. If we were to retain significant amounts of liquid assets, including cash, the risk of being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the 2023 taxable year or any future taxable year, and no opinion of counsel has or will be provided regarding our classification as a PFIC. If we were classified as a PFIC for any year during which a holder held Common Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such holder held our shares. The discussion below under “—Dividends Paid on Shares of Common Shares” and “—Sale or Other Disposition of Shares” is written on the basis that we will not be classified as a PFIC for U.S. federal income tax purposes.

Dividends Paid on Shares of Common Shares

We have never paid dividends with respect to our Common Shares and we have no plan to do so in the foreseeable future. In the event our dividend policy were to change, the following discussion addresses the U.S. tax consequences of any dividends we might distribute. Subject to the PFIC rules described below, any cash distributions (including constructive distributions) paid with respect to the shares of our Common Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution will generally be treated as a “dividend” for U.S. federal income tax purposes. Under current law, a non-corporate recipient of a dividend from a “qualified foreign corporation” will generally be subject to tax on the dividend income at the lower applicable net capital gains rate rather than the marginal tax rates generally applicable to ordinary income, provided certain holding period and other requirements are met.

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A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock, which is readily tradable on an established securities market in the United States. We believe we are eligible for the benefits of the Convention Between the United States of America and Canada with Respect to Taxes on Income and Capital (or the United States-Canada income tax treaty), which the Secretary of the Treasury of the United States has determined is satisfactory for this purpose and includes an exchange of information program, in which case we would be treated as a qualified foreign corporation with respect to dividends paid in respect of our Common Shares. U.S. Holders are urged to consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received in respect of our Common Shares will not be eligible for the dividends received deduction allowed to corporations.

Sale or Other Disposition of Shares

Subject to the PFIC rules discussed below, a U.S. Holder of our Common Shares will generally recognize capital gain or loss, if any, upon the sale or other disposition of Common Shares and warrants in an amount equal to the difference between the amount realized upon such sale or other disposition and the U.S. Holder’s adjusted tax basis in such shares. Any capital gain or loss will be long-term capital gain or loss if the shares have been held for more than one year and will generally be United States source capital gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation.

Disposition of Foreign Currency

U.S. Holders are urged to consult their tax advisors regarding the tax consequences of receiving, converting or disposing of any non-U.S. currency received as dividends on our Common Shares.

Tax on Net Investment Income

U.S. Holders may be subject to an additional 3.8% Medicare tax on some or all of such U.S. Holder’s “net investment income” as defined in Section 1411 of the Code. Net investment income generally includes income from the shares unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You should consult your tax advisors regarding the effect this tax may have, if any, on your acquisition, ownership or disposition of Common Shares.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds shares of our Common Shares, unless the holder makes a mark-to-market election (as described below), the holder will, except as discussed below, be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any “excess distribution” that we make to the holder (which generally means any distribution paid during a taxable year to a holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the holder’s holding period for the shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of our Common Shares.

Under the PFIC rules:

●	The excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Common Shares;

●	Taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC, or a pre-PFIC year, will be taxable as ordinary income;

●	The amount of the excess distribution or gain allocated to the taxable year of the distribution or disposition; and any

●	The amount of the excess distribution or gain allocated to each taxable year other than the taxable year of the distribution or disposition or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the individuals or corporations, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

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If we are a PFIC for any taxable year during which a U.S. Holder holds our Common Shares and any of our non-U.S. subsidiaries is also a PFIC, such holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined in the Code and the regulations) in a PFIC may make a mark-to-market election with respect to such shares, provided that the shares “regularly traded” (as defined in the Code and the regulations) on a national securities exchange, such as The Nasdaq Capital Market where we have applied for the shares to be listed. No assurances may be given regarding whether our Common Shares will qualify or, if so qualified, will continue to be qualified, as being “regularly traded” for purposes of the Code and the regulations. If a U.S. Holder makes a mark-to-market election, such U.S. Holder will generally (i) include as ordinary income, for each taxable year that we are a PFIC, the excess, if any, of the fair market value of Common Shares held at the end of the taxable year over the adjusted tax basis of such shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the shares over the fair market value of such shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s tax basis in the Common Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC, any gain recognized upon the sale or other disposition of Common Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. U.S. Holders should consult their tax advisors regarding the availability of a mark-to-market election with respect to such shares.

If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to its holding of our Common Shares may continue to be subject to the general PFIC rules with respect to such holder’s indirect interest in any of our non-U.S. subsidiaries that is classified as a PFIC.

We do not intend to provide information necessary for any U.S. Holder to make a “qualified electing fund” election, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above. However, as described above under “Passive Foreign Investment Company Considerations,” it is not presently expected that we will be classified as a PFIC for the 2023 taxable year or the foreseeable future.

As discussed above under “Dividends Paid on Shares of Common Shares,” dividends paid in respect of our Common Shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are classified as a PFIC for either the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. Holder owns shares during any taxable year that we are a PFIC, such holder must file an annual information return on Form 8621 with the IRS. Each U.S. Holder is urged to consult its tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing our Common Shares should we be or become a PFIC, including the possibility of making a mark-to-market election and the unavailability of the qualified electing fund election.

Information reporting and backup withholding

Certain U.S. Holders are required to report information to the IRS relating to interests in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds fifty thousand dollars ($50,000) (or a higher U.S. dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a holder is required to submit such information to the IRS and fails to do so.

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In addition, U.S. Holders may be subject to information reporting to the IRS and backup withholding with respect to dividends on and proceeds from the sale or other disposition of our Common Shares. Information reporting will apply to payments of such dividends and to proceeds from such sale or other disposition by a paying agent within the United States to a holder, other than holders that are exempt from information reporting and properly certify their exemption. A paying agent within the United States will be required to withhold at the applicable statutory rate, currently 24%, in respect of any payments of dividends on, and the proceeds from the disposition of our Common Shares within the U.S. to a U.S. Holder (other than holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. U.S. Holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors with respect to their particular circumstances.

Certain Canadian Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires shares pursuant to this offering. This summary applies only to a purchaser who is a beneficial owner shares acquired pursuant to this offering and who, for the purposes of the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”) and at all relevant times: (i) deals at arm’s length with the company and is not affiliated with the company and (ii) holds the shares as capital property (a “Holder”).

Our Common Shares will generally be considered to be capital property of a Holder unless they are held in the course of carrying on a business or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. A purchaser who is resident in Canada for purposes of the Tax Act and whose shares might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Tax Act to have the shares and every other “Canadian security” (as defined in the Tax Act) owned by such purchaser in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Purchasers should consult their own tax advisors for advice as to whether an election under subsection 39(4) of the Tax Act is available and/or advisable in their particular circumstances.

This summary is not applicable to a Holder: (i) that is a “financial institution” within the meaning of section 142.2 of the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii) that has made a “functional currency” reporting election under section 261 of the Tax Act to report its “Canadian tax results” in a currency other than Canadian currency; (iv) an interest in which is, or for whom a share would be, a “tax shelter investment” for the purposes of the Tax Act; or (v) that has entered or will enter into a “derivative forward agreement” or “synthetic disposition arrangement”, as those terms are defined in the Tax Act, in respect of the shares. Such Holders should consult their own tax advisors.

This summary does not address the possible application of the “foreign affiliate dumping” rules that may be applicable to a Holder that is a corporation resident in Canada (for the purposes of the Tax Act) that is, or that becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of shares, controlled by a non-resident corporation for purposes of the rules in section 212.3 of the Tax Act.

This summary is based upon: (i) the current provisions of the Tax Act in force as of the date hereof; (ii) all specific proposals to amend the Tax Act that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) and published in writing prior to the date hereof (the “Proposed Amendments”); and (iii) counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (CRA) published in writing and publicly available prior to the date hereof. No assurance can be given that the Proposed Amendments will be enacted or otherwise implemented in their current form, if at all. Other than the Proposed Amendments, this summary does not take into account or anticipate any changes in law, administrative policy or assessing practice, whether by legislative, regulatory, administrative, governmental or judicial decision or action, nor does it take into account the tax laws of any province or territory of Canada or of any jurisdiction outside of Canada.

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Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act: (a) is not, and is not deemed to be, resident in Canada; and (b) does not use or hold the shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). This portion of the summary does not apply to a Holder that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act) and such Holders should consult their own tax advisors.

Dividends

Dividends paid or credited (or deemed to be paid or credited) by the Corporation to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. For example, where a Non-Resident Holder is a resident of the United States, is fully entitled to the benefits under the Canada-United States Tax Convention (1980), as amended, and is the beneficial owner of the dividend, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Dispositions of Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a share unless the share is, or is deemed to be, “taxable Canadian property” of the Non-Resident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to an exemption under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Generally, a share will not constitute taxable Canadian property of a Non-Resident Holder provided that the shares are listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the Canadian Securities Exchange), unless at any time during the 60-month period immediately preceding the disposition, (a) at least 25% of the issued shares of any class or series of the capital stock of the company were owned by or belonged to any combination of: (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) at such time, more than 50% of the fair market value of such shares was derived, directly or indirectly, from any combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act), or options in respect of, interests in, or for civil law rights in such properties, whether or not such property exists.

If a Non-Resident Holder disposes (or is deemed to have disposed) of a share that is taxable Canadian property of that Non-Resident Holder, and the Non-Resident Holder is not entitled to an exemption under an applicable income tax convention, the consequences described above under the headings “Holders Resident in Canada — Dispositions of Shares” and “Holders Resident in Canada — Taxable Capital Gains and Losses” will generally be applicable to such disposition. Such Non-Resident Holders should consult their own tax advisors.

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PLAN OF DISTRIBUTION

We are registering Common Shares issuable to Selling Securityholders to permit the resale by the Selling Securityholders from time to time after the date of this prospectus. We will bear all fees and expenses incident to our obligation to register Common Shares issuable to the Selling Securityholders.

The Selling Securityholders and any of its respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their respective Common Shares on The Nasdaq Stock Market or any other stock exchange, market or trading facility on which the Common Shares are traded or in private transactions or a combination thereof. These sales may be at fixed or negotiated prices. The Selling Securityholders and any of its pledgees, assignees and successors-in-interest may use any one or more of the following methods when selling the Common Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	broker-dealers may agree with the selling security holder to sell a specified number of securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

Each of the Selling Securityholders may distribute the Common Shares of which it is the owner by means of a dividend or other form of distribution, including in connection with a declaration of a dividend or distribution, reorganization, combination, consolidation and dissolution.

Broker-dealers engaged by any selling Security Holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of the securities, from the purchaser) in amounts to be negotiated, but the maximum amount of compensation to be received by any participating FINRA member may not exceed 8%.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Common Shares. The Security Holder is responsible for any selling commissions and other expenses of sale of the securities.

Since the Selling Securityholders may be deemed to be an “underwriter” within the meaning of the Securities Act, the deemed Selling Securityholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We have been informed by the Selling Securityholders that there is no underwriter or single coordinating broker acting in connection with the proposed distribution of the Common Shares by the Selling Securityholders.

We intend, but are not obligated, to keep this prospectus and the registration statement of which this prospectus forms a part effective until the earlier to occur of (i) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all the Common Shares, without volume or manner of sale restrictions during a three month period without registration or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The public resale of the securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the public resale of the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the public resale of securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Common Shares by any person. We will make copies of this prospectus available to the Selling Securityholders and have informed the Selling Securityholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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Legal Matters

We are being represented by Lucosky Brookman LLP with respect to certain matters as to the federal law of the United States of America and the law of the State of New York. The validity of the Common Shares and other matters as to the law of Canada and the Province of British Columbia will be passed upon for us by DuMoulin Black LLP.

Experts

The audited financial statements of the Company as of October 31, 2022, October 31, 2021 and January 31, 2021 and for the year ended October 31, 2022, the nine-month period ended October 31, 2021 and the year ended January 31, 2021 filed with the SEC on March 10, 2023 and incorporated into this prospectus by reference to the Annual Report on Form 20-F, have been audited by Dale Matheson Carr-Hilton LaBonte LLP, Chartered Professional Accountants, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to such financial statements) appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

This prospectus is part of a registration statement we have filed with the SEC. This prospectus does not contain all of the information contained in the registration statement. We have filed with the SEC an annual report on Form 20-F and other documents as required. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the Form 20-F. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at https://www.sec.gov.

We maintain a corporate website at www.bruush.com. Information contained in, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations.

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1,582,566 COMMON SHARES

PROSPECTUS

[●], 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The Company’s articles provide, to the fullest extent permitted by the Canadian Business Corporations Act, Division 5 of Part 5, for the right to indemnification of the directors and former directors of the Company, who was or is a party to or is threatened to be made a party to, any threatened, or pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of fact that he/she is or was serving in such capacity.

In this regard, investors should be aware of the position of the United States Securities and Exchange Commission respecting such indemnification, which position is as follows: “Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.”

Item 7. Recent Sales of Unregistered Securities.

On December 3, 2021, the Company entered into a Securities Purchase Agreement with several investors, and a Security Agreement, in connection with the issuance of promissory notes in the aggregate principate amount of up to $3,000,000 (the “December Notes”), convertible into shares of common stock of the Company (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in the December Notes, the issuance of Common Stock Purchase Warrants to purchase shares of Common Stock upon the terms and subject to the limitations and conditions set forth in such warrants (the “Warrants”), and the issuance of shares of Common Stock (the “Commitment Fee Shares”) pursuant to the Securities Purchase Agreement.

On April 28, 2022, the Company entered into a second Securities Purchase Agreement with the same group of investors, and a Security Agreement, in connection with the issuance of promissory notes in the aggregate principate amount of up to $1,650,000 (the “April Notes”), convertible into Common Stock, upon the terms and subject to the limitations and conditions set forth in the April Notes, the issuance of Common Stock Purchase Warrants to purchase shares of Common Stock upon the terms and subject to the limitations and conditions set forth in such warrants (the “Warrants”), and the issuance of shares of Common Stock (the “Commitment Fee Shares”) pursuant to the Securities Purchase Agreement.

On December 7, 2022, the Company entered into a private placement (the “PIPE Financing”) pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) and Registration Rights Agreement (the “Registration Rights Agreement”) with institutional investors (“Purchasers”) for aggregate gross proceeds of approximately $3 million, before deducting fees to the placement agent and other expenses payable by the Company. Aegis Capital Corp. is the exclusive placement agent in connection with the offering. The Offering closed on December 9, 2022.

In connection with the PIPE Financing, the Company issued 2,966,667 shares of common stock (not reflecting the Reverse Stock Split), Common Warrants to purchase 4,916,668 shares of common stock (not reflecting the Reverse Stock Split), and Pre-Funded Warrants to purchase 1,950,001 shares of common stock (not reflecting the Reverse Stock Split). The Common Warrants have a term of 5.5 years from the issuance date.

On June 26, 2023, the Company issued the June 2023 Note to the Selling Securityholder. The June 2023 Note will mature on June 26, 2024 and, if any Event of Default occurs an interest rate equal to 20% per annum shall immediately accrue which shall be paid in cash monthly to the Selling Securityholder until the Event of Default is cured. The conversion price in effect on any Conversion Date shall be equal to (i) for the first nine (9) months following the date hereof, shall be $0.25, or $6.25 after giving effect to the Reverse Stock Split, which amount may adjusted by mutual agreement by the parties; and (ii) following the nine (9) month anniversary of the date hereof, 90% of the lowest closing price of the Company’s shares for the previous three (3) Trading Days prior to the conversion date (the “Conversion Price”); provided, however, that such price shall in no event be less than $0.15, or $3.75 after giving effect to the Reverse Stock Split. The June 2023 Note contains customary and standard representations and warranties, and covenants. In connection with the issuance of the June 2023 Note, the Company entered into a securities purchase agreement and a registration rights agreement with the Selling Securityholder, and issued a common stock purchase warrant to purchase 400,941 shares of Common Stock, with an Exercise Price of $0.001 or on a cashless basis, to the Selling Securityholder. Pursuant to the Registration Rights Agreement, the Company must file a registration statement covering the resale of such number of shares equal to 200% of the number of shares of Common Stock issuable upon conversion of the June 2023 Note and the exercise of the Purchase Warrant, or a total of 2,583,842 shares of Common Stock.

On October 2, 2023, in connection with the October 2023 Private Placement, the company entered into a securities purchase agreement and registration rights agreement with an institutional investor for aggregate gross proceeds of $5,010,000, before deducting fees to the placement agent and other expenses payable by the Company. The October 2023 Private Placement closed on October 2, 2023. As part of the October 2023 Private Placement, the Company will issue 79,724 common shares of the Company, a prefunded common share purchase warrant (the “Prefunded Warrant”) to purchase 7,181,146 common shares of the Company, and a common share purchase warrant (the “Warrant” and together with the Prefunded Warrant, the “Warrants”) to purchase 8,350,000 common shares of the Company. The Warrants have a term of five years from the date of issuance.

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As previously reported on December 20, 2022, the Company entered into a $3 million private placement transaction, pursuant to which the Company issued to certain investors (the “Holders”) Common Stock purchase warrants (the “Existing Warrants”), each warrant exercisable for one share of Common Stock. On August 22, 2023, the Company issued an offer letter to the Holders (the “Inducement Letter”), providing the Holders the opportunity to exercise for cash all or some of the Existing Warrants at an exercise price of $3.33 per share of Common Stock in consideration for the issuance to each exercising Holder of a new Common Stock purchase warrant (the “New Warrant”) exercisable at an exercise price of $3.33 per share for a number of shares of Common Stock equal to 250% of the number of shares of Common Stock issued in connection with the Inducement Letter. The New Warrants are exercisable up to 5:00 P.M., New York City time, on June 9, 2028. In connection with the Inducement Letter, the Holders elected to exercise Existing Warrants for 633,026 shares of Common Stock. As a result of such exercise, New Warrants exercisable for an aggregate 1,582,566 shares of Common Stock were issued.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 26, 2022)

3.2	By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 26, 2022)

4.1	Form of Warrant, dated June 26, 2023, issued to Target Capital 14 LLC (incorporated herein by reference to Exhibit 4.8 of the Company’s Registration Statement on Form F-1 dated June 26, 2023)

5.1	Opinion of DuMoulin Black LLP (incorporated herein by reference to Exhibit 5.1 of the Company’s Registration Statement on Form F-1 filed with the SEC on September 14, 2023)

10.1	Endorsement Agreement by and between Kevin Hart Enterprises, Inc. and the Company dated October 29, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 29, 2022)

10.2+	Omnibus Securities and Incentive Plan, effective June 29, 2022 + (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 26, 2022)

10.3+	Employment Agreement between the Company and Aneil Manhas, dated July 28, 2022 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 29, 2022)

10.4+	Employment Agreement between the Company and Matthew Kavanagh dated February 8, 2022 (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 26, 2022)

10.5+	Employment Agreement between the Company and Alan MacNevin, dated May 10, 2022 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 26, 2022)

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10.6	Form of Security Purchase Agreement, dated December 7, 2022 (incorporated herein by reference to Exhibit 10.1 of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on December 20, 2022)

10.7	Form of Securities Purchase Agreement, dated June 26, 2023, by and between Bruush Oral Care Inc. and Target Capital 14 LLC (incorporated herein by reference to Exhibit 10.7 of the Company’s Registration Statement on Form F-1 dated June 26, 2023)

10.8	Form of Registration Rights Agreement, dated June 26, 2023, by and between Bruush Oral Care Inc. and Target Capital 14 LLC (incorporated herein by reference to Exhibit 10.8 of the Company’s Registration Statement on Form F-1 dated June 26, 2023)

10.9	Form of Convertible Note, dated June 26, 2023, issued to Target Capital 14 LLC (incorporated herein by reference to Exhibit 10.9 of the Company’s Registration Statement on Form F-1 dated June 26, 2023)

10.10	Inducement Letter, by and between the Company and Holder, dated August 22, 2023 (incorporated herein by reference to Exhibit 10.1 of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on August 23, 2023)

10.11	Form of New Warrant (incorporated herein by reference to Exhibit 10.2 of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on August 23, 2023)

10.12	Securities Purchase Agreement dated October 2, 2023 (incorporated herein by reference to Exhibit 10.1 of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on October 6, 2023)

10.13	Registration Rights Agreement dated October 2, 2023 (incorporated herein by reference to Exhibit 10.2 of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on October 6, 2023)

10.14	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 10.3 of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on October 6, 2023)

10.15	Form of Warrant (incorporated herein by reference to Exhibit 10.4 of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on October 6, 2023)

10.16	Confession of Judgment (incorporated herein by reference to Exhibit 10.5 of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on October 6, 2023)

10.17	Waiver and Notice Letter (incorporated herein by reference to Exhibit 10.17 to the Company’s Registration Statement on Form F-1 filed with the SEC on October 6, 2023)

10.18	Waiver Warrant (incorporated herein by reference to Exhibit 10.18 to the Company’s Registration Statement on Form F-1 filed with the SEC on October 6, 2023)

14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 22, 2022)

21.1	List of Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 26, 2022)

23.1*	Consent of Dale Matheson Carr-Hilton LaBonte LLP

23.2	Consent of DuMoulin Black LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page of the initial filing of the Registration Statement)

99.1	Audit Committee Charter (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 22, 2022)

99.2	Compensation Committee Charter (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 22, 2022)

99.3	Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 22, 2022)

99.4	Insider Trading Policy (incorporated by reference to Exhibit 99.6 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 29, 2022)

107	Filing Fee Table (incorporated herein by reference to Exhibit 107 of the Company’s Registration Statement on Form F-1 filed with the SEC on September 14, 2023)

*	Filed herewith
+	Indicates management contract or compensatory plan.

Schedules: None

II-3

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form F-1 with the Securities and Exchange Commission and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on October 6, 2023.

BRUUSH ORAL CARE INC.

By:	/s/ Aneil Singh Manhas
Aneil Singh Manhas
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Aneil Singh Manhas, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aneil Manhas	Aneil Manhas	October 6, 2023
Chief Executive Officer (Principal Executive Officer, Acting Principal Financial and Accounting Officer)

/s/ Kia Besharat	Kia Besharat	October 6, 2023
Director

/s/ Robert Ward	Robert Ward	October 6, 2023
Director

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto in the City and State of New York on October 6, 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President Global Inc.

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